Exhibit 4.5

Power of Attorney

Date: [Execution Date]

Place: Shanghai

I, [Name of VIE Shareholder], a citizen of the People’s Republic of China with ID card no. ***, on the execution date of this Power of Attorney (hereinafter referred to as “this Power of Attorney”), holds [Percentage of Shareholder’s Equity Interests in the VIE]% equity of [Name of VIE] (hereinafter referred to as the “Company”) corresponding to a capital contribution of [Capital Contribution in VIE] (hereinafter referred to as the “Target Equity”).

Whereas:

1.

[Name of WFOE] (hereinafter referred to as the “Attorney”), the related parties and I executed an Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) on [Execution Date of the Exclusive Option Agreement]. When the laws of the People’s Republic of China permit and the corresponding conditions are met, if the Attorney makes a purchase request according to its independent judgment: (a) I shall transfer all or part of my equity in the Company to the Attorney or its designated party at its request; (b) the Company shall, at its request, transfer all or part of its assets to the Attorney or to its designated party;

2.

The Attorney and the Company executed an Exclusive Business Cooperation Agreement (hereinafter referred to as the “Business Cooperation Agreement”) on [Execution Date of the Business Cooperation Agreement], whereby the Attorney shall provide the Company with exclusive technical services, technical advice and other services; and

3.

I signed a Power of Attorney (hereinafter referred to as the “Original Power of Attorney”) on [Execution Date of the Original Power of Attorney]. I hereby agree to amend and restate the terms and conditions of the Original Power of Attorney and agree to execute this Power of Attorney in lieu of the Original Power of Attorney.

I hereby irrevocably authorize the Attorney to exercise the rights hereunder within the term hereof.

1.	Entrusted Rights

I unconditionally and irrevocably undertake to authorize the Attorney or, at the direction of the Attorney, to authorize the director of its direct or indirect overseas parent company it designated and a liquidator or any other successor acting for such director (except any person who is non-independent or who may cause any potential conflicts of interest) (hereinafter referred to as the “Trustees”) to exercise all the shareholder rights as a shareholder of the Company. Such rights (hereinafter referred to as the “Entrusted Rights”) include but are not limited to:

1)

proposing, convening and attending the shareholders’ meeting of the Company in accordance with the Company’s articles of association, and sign any and all written resolutions and minutes for and on my behalf, as my agent;

2)

exercising the rights of shareholders to vote, to appoint directors and amend the articles of association I am entitled to according to the PRC laws (including any laws, regulations, rules, notices or other legally binding documents issued by any central or local legislative, administrative or judicial authority of Mainland China prior to or after the signing of this Power of Attorney, hereinafter referred to as the “PRC Laws”) and the articles of association of the Company (including any other voting rights as stipulated in the amended articles of association); taking over or managing the business of the Company, dissolving or liquidating the Company; forming a liquidation group on behalf of the shareholders and exercising the functions and powers of the liquidation group during the liquidation period according to law;

3)

nominating, designating, appointing or replacing, on behalf of me, the legal representative, board chairman, directors, supervisors of the Company and other senior management officers who shall be appointed or removed by the shareholder (or the shareholders’ meeting), in accordance with the articles of association of the Company; instituting proceedings against, or taking other legal actions against, the directors, supervisors or senior management officers of the Company when their actions impair the interests of the Company or its shareholders;

4)

signing the relevant equity transfer agreement, asset transfer agreement, resolution of the shareholders’ meeting/shareholder’s decision and other relevant documents on my behalf, and handling the procedures of government approval, registration and filing required for the transfer, when I transfer the shares of the Company under the Exclusive Option Agreement and agree to transfer the assets of the Company; and

5)

signing the minutes of the meeting, written resolutions and/or other relevant documents of the shareholders’ meeting and filing the documents with the competent administration for market regulation and any other governmental authority.

2.	Representations and Warranties Related to the Entrusted Rights

2.1

I undertake not to engage in any action in violation of the purpose or intention of this Power of Attorney nor use the information obtained from the Attorney to cause the conflict between the interest of the Attorney and its shareholders.

2.2

I undertake that the authorization hereunder will not lead to a real or potential conflict of interest between me and the Attorney. If there is a potential conflict of interest between me and the Attorney or the direct or indirect overseas parent company of the Attorney or any other subsidiary of such overseas parent company, without conflict with the PRC Laws, I will give a priority to the protection and will not harm the interests of the Attorney or the direct or indirect overseas parent company of the Attorney. In the event that I am a director or senior management officer of the Attorney or direct or indirect overseas parent company of the Attorney, I will authorize the Attorney or, at the direction of the Attorney, any other director or senior management officer other than me to exercise the rights hereunder.

2.3

I undertake that, without the prior written consent of the Attorney, I will not, in any way, directly or indirectly participate in, engage in any business that has or may compete with the business of the Attorney, the Company and any company under the control of the Attorney or the Company, or hold the rights, interests and assets of any relevant entity that has or may have a competitive business with the Attorney, the Company and any company under the control of the Attorney or the Company, and that the Attorney will have the right to ultimately determine whether or not I have or may have any of the above circumstances.

2.4

I hereby undertake that, in the event of bankruptcy, liquidation, dissolution or termination of the Company, all the assets, including the equity of the Company, acquired by me after the bankruptcy, liquidation, dissolution or termination of the Company, will be transferred to the Attorney or the party designated by the Attorney free of charge or at the lowest price permitted by Chinese law at that time or will be disposed of by the liquidator at that time on the basis of the protection of the interests of the direct or indirect shareholders and/or creditors of the Attorney.

2.5

I agree that the Attorney will have the right to entrust the Trustees with matters under Article 1 hereof. The Trustees and/or the Attorney exercise the Entrusted Rights as I personally exercise the rights of shareholders. The authorization and entrustment of such Entrusted Rights shall be based on the precondition that the person designated by the Attorney is the director of its direct or indirect overseas parent company and the liquidator or other successor acting as such director, and I agree to the above authorization and entrustment. When the Attorney gives me a written notice to replace the Trustees, I will immediately appoint other entities or Chinese citizens designated by the Attorney and to the satisfaction of the Trustees at that time to exercise the above Entrusted Rights. The new authorization in line with this Power of Attorney may replace the original authorization once it is made. In addition, I will not revoke the entrustment and authorization made to the Trustees and/or the Attorney.

2.6

I will acknowledge and approve any legal consequence arising from the exercise of the above Entrusted Rights by the Trustees and/or the Attorney in accordance with this Power of Attorney and will bear the corresponding legal liability.

2.7

All the actions of the Trustees and/or the Attorney relating to the equity of the Company and/or the other Entrusted Rights shall be the actions of mine. All the meeting minutes and resolutions of the shareholders’ meeting or shareholder’s decisions, as appropriate, signed by the Trustees and/or the Attorney shall be deemed to be signed by me. The Trustees and/or the Attorney may act according to their own will without prior consent of mine, but after the resolution of the shareholders’ meeting or the decision of the shareholder (as the case may be), the Trustees and/or the Attorney shall inform me in time. I hereby acknowledge and approve such acts and/or documents of the Trustees and/or the Attorney.

2.8

During the term of this Power of Attorney, I agree and acknowledge that I will not exercise all the rights relating to the equity of the Company authorized to the Trustees and/or the Attorney herein without the prior written consent of the Attorney.

2.9

In the event of divorce, incapacity, declared disappearance/death, death, bankruptcy or any other occurrence that may affect the exercise of the Company’s equity rights held by me, the shareholder or transferee holding the original Target Equity of mine shall be deemed to be a party hereto, inheriting/assuming all my rights and obligations hereunder.

3.	Entrustment Term

3.1

This Power of Attorney shall take effect from the execution date and shall be irrevocable and shall remain in force unless the Attorney gives the contrary written instruction, or this Power of Attorney terminates in accordance with Article 3.2 hereof.

3.2

This Power of Attorney will be automatically terminated on the date on which the Attorney or the relevant party designated by the Attorney is registered as the sole shareholder of the Company, once the PRC Laws allow the Attorney or the Attorney’s direct or indirect overseas parent company or a subsidiary directly or indirectly controlled by the Attorney’s foreign parent company to directly hold shares in the Company and legally engage in the Company’s business.

4.	Applicable Law and Dispute Settlement

4.1	The execution, effectiveness, interpretation, performance, modification and termination of this Power of Attorney and the settlement of disputes hereunder shall be governed by the PRC Laws.

4.2

Any dispute arising from the interpretation and performance hereof shall be first settled through friendly negotiation among the Attorney and I. If the Attorney and I fail to reach an agreement on the settlement of such dispute within thirty (30) days after any Party requests the other Parties to settle such dispute through negotiation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in force at that time. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Attorney and I. After the arbitral award comes into effect, any Party shall have the right to apply to the competent court for enforcement of the arbitral award. The arbitral tribunal may rule on the Company’s equity interests, assets or property interests as the compensation or satisfaction to the Attorney for the losses caused by the breach of contract hereunder, rule on injunctive relief in respect of the relevant business or asset transfer, or order the Company to carry out bankruptcy liquidation. After the arbitral award comes into effect, any Party shall have the right to apply to the competent court for enforcement of the arbitral award. The court in Mainland China, Hong Kong, the Cayman Islands or any other court with competent jurisdiction (including the court at the place where the Company is incorporated and where the Company or the Attorney’s main assets are located shall be deemed to have competent jurisdiction) shall have the right to enforce the award made by the arbitral tribunal, including, but not limited to, restrictions on the operation of the Company’s business, restrictions on and/or disposition of the Company’s equity interests, assets or property interests (including, but not limited to, applying the same as compensation), prohibition of assignment or disposition or other relevant reliefs in respect thereof, liquidation of the Company, and have the right to make a ruling or judgment during the waiting period for the constitution of the arbitral tribunal or in other appropriate circumstances to provide interim reliefs to the party initiating the arbitration, including but not limited to the ruling or judgment for the breaching party to immediately stop the breach or the ruling that the breaching party not to carry out acts that may lead to further expansion of the loss suffered by the Attorney.

4.3

After the execution of this Power of Attorney, if at any time, due to the promulgation or change of any PRC Laws, or due to the change of interpretation or application of such PRC Laws, the following provisions shall apply: if the change of law or the newly promulgated provisions directly or indirectly materially affect the economic interests of the Attorney hereunder, the Attorney and I shall consult in time and make all necessary amendments to this Power of Attorney in order to make the best and reasonable efforts to maintain the economic interests of the Attorney hereunder.

4.4

Where the stock exchange of Hong Kong or NASDAQ of the United States or other regulatory agency proposes any amendment to this Power of Attorney, or where the listing rules or other relevant regulations, rules, codes, guidelines of Hong Kong or NASDAQ of the United States require amending this Power of Attorney or any arrangement hereunder, I shall amend this Power of Attorney accordingly in accordance with the requirements and instructions of the Attorney.

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[This page has no text and is the signature page of Power of Attorney]

IN WITNESS WHEREOF, this Power of Attorney was executed as of the date and place set forth at the beginning hereof.

[Name of VIE Shareholder]

By:	/s/

Signature page of Power of Attorney

Schedule of Material Differences

One or more persons entered into power of attorney with PRC subsidiaries of the Registrant using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Execution Date	Name of WFOE	Name of Variable Interest Entity (the “VIE”)	Name of VIE Shareholder	% of Shareholder’s Equity Interests in the VIE	Capital Contribution in VIE	Execution Date of the Exclusive Option Agreement	Execution Date of the Business Cooperation Agreement	Execution Date of the Original Power of Attorney
1.	August 24, 2021	Hode Shanghai Limited	Shanghai Kuanyu Digital Technology Co., Ltd.	Chen Rui	100%	RMB 500,000,000	December 23, 2020	December 23, 2020	December 23, 2020
2.	December 23, 2020	Hode Shanghai Limited	Shanghai Hode Information Technology Co., Ltd.	Xu Yi	44.3080%	RMB 4,871,011	December 23, 2020	December 23, 2020	October 10, 2017
3.	December 23, 2020	Hode Shanghai Limited	Shanghai Hode Information Technology Co., Ltd.	Chen Rui	52.3030%	RMB 5,749,953	December 23, 2020	December 23, 2020	October 10, 2017
4.	December 23, 2020	Hode Shanghai Limited	Shanghai Hode Information Technology Co., Ltd.	Li Ni	3.3890%	RMB 372,575	December 23, 2020	December 23, 2020	October 10, 2017
5.	September 30, 2020	Chaodian (Shanghai) Technology Co., Ltd.	Shanghai Chaodian Culture Communication Co., Ltd.	Chen Rui	31.1742%	RMB 1,077,516	September 30, 2020	September 30, 2020	December 31, 2019
6.	September 30, 2020	Chaodian (Shanghai) Technology Co., Ltd.	Shanghai Chaodian Culture Communication Co., Ltd.	Xu Yi	9.4990%	RMB 328,328	September 30, 2020	September 30, 2020	December 31, 2019
7.	September 30, 2020	Chaodian (Shanghai) Technology Co., Ltd.	Shanghai Chaodian Culture Communication Co., Ltd.	Li Ni	6.8073%	RMB 235,290	September 30, 2020	September 30, 2020	December 31, 2019
8.	September 30, 2020	Chaodian (Shanghai) Technology Co., Ltd.	Shanghai Chaodian Culture Communication Co., Ltd.	Chai Xujun	5.1055%	RMB 176,468	September 30, 2020	September 30, 2020	December 31, 2019